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                AMENDMENT NO. 1 TO INVESTMENT ADVISORY AGREEMENT

     This Amendment No. 1 to the Investment Advisory Agreement (the "Agreement") dated April 29, 2005, by and between Met Investors Advisory LLC (the "Manager") and Morgan Stanley Investment Management, Inc., a Delaware corporation, doing business in certain instances such as sub-adviser to this Portfolio as Van Kampen (the "Adviser"), with respect to the Van Kampen Comstock Portfolio ("Portfolio"), is entered into effective the 1st day of January, 2007.

     WHEREAS the Agreement provides for the Adviser to provide certain investment advisory services to the Manager, for which the Adviser is to receive agreed upon fees; and

     WHEREAS the Manager and the Adviser desire to make certain changes to the Agreement;

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the Manager and the Adviser hereby agree that the Agreement is amended as follows:

     1. The following shall be added as Section 2.(h) to the Agreement:

          "In accordance with procedures and methods established by the Trustees of the Trust and with the investment objective and policies of the Portfolio set forth in the Trust's Registration Statement and the Charter Documents, as such Registration Statement and Charter Documents may be amended from time to time and shall be provided to the Adviser on a timely basis, provide assistance in determining the fair value of all securities and other investments/assets in the Portfolio, as necessary, and use reasonable efforts to arrange for the provision of valuation information or a price(s) from a party(ies) independent of the Adviser for each security or other investment/asset in the Portfolio for which market prices are not readily available."

     2. The following shall be added as Section 2.(i) to the Agreement:

          "To the extent consistent with applicable law, the Adviser will notify the Trust and the Manager of any assignment of this Agreement or change of control of the Adviser, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Portfolio or senior management of the Adviser, in each case prior to or promptly after, such change. The Adviser agrees to bear all reasonable expenses of the Trust, if any, arising out of any assignment by, or change in control of, the Adviser and any changes in the key personnel who are either the portfolio manager(s) of the Adviser or senior management of the Adviser that require a supplement to the Portfolio's prospectus or Statement of Additional Information, subject to the following:

          (i) The Adviser will be liable to the Trust and the Manager for all direct costs as defined below resulting from a change of control of the Adviser, which causes an assignment, as such terms are defined under the 1940 Act and the Advisers Act. Such costs are agreed to include reimbursement of reasonable costs associated with preparing and distributing an information statement to existing shareholders in the Portfolio as

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     required by the terms of the manager-of-managers exemptive relief previously obtained by the Manager of the Trust. In addition, the Adviser agrees to reimburse the Trust for costs associated with preparing, printing and mailing any prospectus supplements required to be distributed to existing shareholders in the Portfolio by the 1940 Act, or rules or exemptive relief thereunder, as a result of (i) the Adviser's change of control or (ii) any changes in the key personnel who are either the portfolio manager(s) of the Adviser or senior management of the Adviser. The Manager agrees to make such determination of a change of control or assignment in good faith and to make every effort to mitigate costs.

          (ii) Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers, or employees of Adviser except as may be provided to the contrary in the 1940 Act or the rules and regulations thereunder. The Adviser may perform its services through its employees or officers or agents, and the Manager shall not be entitled to the advice, recommendation or judgment of any specific person; provided, however, that the persons identified in the prospectus of the Portfolio shall perform the portfolio management duties described therein until the Adviser notifies the Manager that one or more other employees or officers or agents identified in such notice shall assume such duties as of a specific date.

     3. The following shall be added as Section 2.(j) to the Agreement:

          "The Adviser may enter into arrangements with other persons affiliated with the Adviser for the provision of certain personnel and facilities to the Adviser to better enable it to fulfill its duties and obligations under this Agreement.

     4. All other terms and conditions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the 1st day of January, 2007.

                                        MET INVESTORS ADVISORY LLC


                                        By: /s/ Richard C. Pearson
                                            ------------------------------------
                                            Authorized Officer


                                        MORGAN STANLEY INVESTMENT
                                        MANAGEMENT, INC.


                                        By: /s/ Michael Kiley
                                            ------------------------------------
                                            Managing Director